Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-136987

PROSPECTUS SUPPLEMENT DATED NOVEMBER 9, 2006
TO
PROSPECTUS DATED OCTOBER 27, 2006

OPEN ENERGY CORPORATION

This prospectus supplement should be read in conjunction with our prospectus dated October 27, 2006, and in particular “Risk Factors” beginning on page 5 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Open Energy Corporation, filed with the Securities and Exchange Commission on November 8, 2006.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 2, 2006

OPEN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-50450	98-0370750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

514 Via De La Valle, Suite 200, Solana Beach, CA 92075
(Address of principal executive offices, including zip code)

(858) 794-8800
(Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 2, 2006, the Board of Directors of Open Energy Corporation (the “Company”) adopted the Open Energy Corporation 2006 Equity Incentive Plan. A copy of the Equity Incentive Plan is attached hereto as Exhibit 10.1. The Board intends to present the plan to the Company’s stockholders for their approval at the next annual meeting.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 2, 2006, the Company’s Board of Directors approved an increase in the size of the Board from six to seven members, and elected Dalton Sprinkle to the Board, effective as of November 15, 2006. Mr. Sprinkle will also serve as the Chair of the Corporate Governance Committee.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1*	Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.
10.2*	Form of Stock Option Agreement under the Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.
10.3*	Form of Stock Award Agreement for Restricted Stock under the Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.
10.4*	Form of Stock Award Agreement for Stock Units under the Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.

*indicates a management contract or compensatory plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN ENERGY CORPORATION

Date: November 8, 2006	By:	/s/ David Saltman
Name: David Saltman
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.1*	Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.
10.2*	Form of Stock Option Agreement under the Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.
10.3*	Form of Stock Award Agreement for Restricted Stock under the Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.
10.4*	Form of Stock Award Agreement for Stock Units under the Open Energy Corporation 2006 Equity Incentive Plan. Filed herewith.

*indicates a management contract or compensatory plan

OPEN ENERGY CORPORATION
2006 EQUITY INCENTIVE PLAN

1.    Purpose of the Plan. The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term service the Company considers essential to its continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

2.    Definitions. As used herein, the following definitions shall apply:

“Act” shall mean the Securities Act of 1933, as amended.

“Administrator” shall mean the Board, any Committees, or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

“Affiliate” shall mean any entity that is directly or indirectly in control of or controlled by the Company, or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Applicable Laws” shall mean the requirements relating to the administration of stock plans under federal and state laws; any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system; and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, to the laws of such jurisdiction.

“Award” shall mean, individually or collectively, a grant under the Plan of an Option, Stock Award, SAR, or Cash Award.

“Awardee” shall mean a Service Provider who has been granted an Award under the Plan.

“Award Agreement” shall mean an Option Agreement, Stock Award Agreement, SAR Agreement, or Cash Award Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” shall mean the Board of Directors of the Company.

“California Qualification Period” shall mean any period during which the issuance and sale of securities under this Plan require qualification under the California Corporate Securities Law of 1968.

“Cash Award” shall mean a bonus opportunity awarded under Section 13 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

“Change in Control” shall mean any of the following, unless the Administrator provides otherwise:

(i)    any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately before such transaction);

(ii)    the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary of the Company);

(iii)    the acquisition of beneficial ownership of a controlling interest (including power to vote) in the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act);

(iv)    the dissolution or liquidation of the Company;

(v)    a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board; or

(vi)    any other event specified, at the time an Award is granted or thereafter, by the Board or a Committee.

Notwithstanding the foregoing, the term “Change in Control” shall not include any underwritten public offering of Shares registered under the Act.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

“Common Stock” shall mean the common stock of the Company.

“Company” shall mean Open Energy Corporation, a Nevada corporation, or its successor.

“Consultant” shall mean any natural person, other than an Employee or Director, who performs bona fide services for the Company or an Affiliate as a consultant or advisor.

“Conversion Award” has the meaning set forth in Section 4(b)(xii) of the Plan.

“Director” shall mean a member of the Board.

“Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

“Employee” shall mean an employee of the Company or any Affiliate, and may include an Officer or Director. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise; (ii) any leave of absence approved by the Company or an Affiliate; (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates; (iv) any change in the Awardee’s status from an employee to a Consultant or Director; and (v) an employee who, at the request of the Company or an Affiliate, becomes employed by any partnership, joint venture, or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, unless the Administrator determines otherwise, as of any date, the closing price for such Common Stock as of such date (or if no sales were reported on such date, the closing price on the last preceding day for which a sale was reported), as reported in such source as the Administrator shall determine.

“Grant Date” shall mean the date upon which an Award is granted to an Awardee pursuant to this Plan.

“Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Nonstatutory Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

“Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

“Option” shall mean a right granted under Section 8 of the Plan to purchase a certain number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

“Participant” shall mean the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

“Plan” shall mean this Open Energy Corporation 2006 Equity Incentive Plan.

“Qualifying Performance Criteria” shall have the meaning set forth in Section 14(b) of the Plan.

“Related Corporation” shall mean any parent or subsidiary (as those terms are defined in Section 424(e) and (f) of the Code) of the Company.

“Service Provider” shall mean an Employee, Officer, Director, or Consultant.

“Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

“Stock Award” shall mean an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting, and transferability of which is subject during specified periods to such conditions (including continued service or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

“Stock Appreciation Right” or “SAR” shall mean an Award, granted alone or in connection with an Option, that pursuant to Section 12 of the Plan is designated as a SAR. The terms of the SAR are expressed in the agreement or other documents evidencing the Award (the “SAR Agreement”).

“Stock Unit” shall mean a bookkeeping entry representing an amount equivalent to the fair market value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

“Ten-Percent Stockholder” shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Related Corporation).

“Termination Date” shall mean the date of a Participant’s Termination of Service, as determined by the Administrator in its sole discretion.

“Termination of Service” shall mean ceasing to be a Service Provider. However, for Incentive Stock Option purposes, Termination of Service will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Related Corporations. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Service.

3.    Stock Subject to the Plan.

(a)    Aggregate Limit. The maximum aggregate number of Shares that may be issued under the Plan through Awards is 8,500,000 Shares. The limitations of this Section 3(a) shall be subject to the adjustments provided for in Section 15 of the Plan.

(b)    Reduction and Replenishment. Upon payment for Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available to grant under the Plan. Notwithstanding the foregoing, the aggregate number of shares of Common Stock that may be issued under the Plan upon the exercise of Incentive Stock Options shall not be increased for restricted Shares that are forfeited or repurchased. Notwithstanding anything in the Plan, or any Award Agreement to the contrary, Shares attributable to Awards transferred under any Award transfer program shall not be again available for grant under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. The Plan shall be administered by the Board or one or more Committees, including such delegates as may be appointed under paragraph (a)(iv) of this Section 4.

(ii)    Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made in such a manner to satisfy the requirement for exemption under Rule 16b-3.

(iv)    Other Administration. The Board or a Committee may delegate to an authorized Officer or Officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act; or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(v)    Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)    Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its sole discretion:

(i)    to select the Service Providers of the Company or its Affiliates to whom Awards are to be granted hereunder;

(ii)    to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iii)    to determine the type of Award to be granted to the selected Service Provider;

(iv)    to approve the forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions, consistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include the exercise or purchase price, the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

(vi)    to correct administrative errors;

(vii)    to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

(viii)    to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures, and handling of stock certificates that vary with local requirements; and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

(ix)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

(x)    to modify or amend each Award, including the acceleration of vesting, exercisability, or both; provided, however, that any modification or amendment of an Award is subject to Section 16 of the Plan and may not materially impair any outstanding Award unless agreed to by the Participant;

(xi)    to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued pursuant to an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

(xii)    to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights, or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

(xiii)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv)    to determine whether Awards will be settled in Shares, cash, or in any combination thereof;

(xv)    to determine whether to provide for the right to receive dividends or dividend equivalents;

(xvi)    to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xvii)    to impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xviii)    to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash, or a combination of both, the amount of which is determined by reference to the value of the Award; and

(xix)    to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)    Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.    Eligibility. Awards may be granted to Service Providers of the Company or any of its Affiliates.

6.    Effective Date and Term of the Plan. The Plan shall become effective upon its adoption by the Board. Options, SARs, and Cash Awards may be granted immediately thereafter; provided, that no Option or SAR may be exercised and no Stock Award may be granted under the Plan until it is approved by the stockholders of the Company, in the manner and to the extent required by Applicable Law, within 12 months after the date of adoption by the Board. The Plan shall continue in effect for a term of ten years from the date of the Plan’s adoption by the Board unless terminated earlier under Section 16 herein.

7.    Term of Award. The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be ten years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.    Options. The Administrator may grant an Option or provide for the grant of an Option, from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including the achievement of performance goals, and for the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a)    Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option; (ii) the type of Option; (iii) the exercise price of the Shares and the means of payment for the Shares; (iv) the term of the Option; (v) such terms and conditions on the vesting or exercisability of an Option, or both, as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the Option and forfeiture provisions; and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Administrator.

(b)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

(i)    In the case of an Incentive Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. Notwithstanding the foregoing, if any Incentive Stock Option is granted to a Ten-Percent Stockholder, then the exercise price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the Grant Date.

(ii)    In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. The per Share exercise price may also vary according to a predetermined formula; provided, that the exercise price never falls below 100% of the Fair Market Value per Share on the Grant Date.

(iii)    Notwithstanding the foregoing, during any California Qualification Period, the per Share exercise price of an Option shall be determined by the Administrator but shall not be less than 100% (or 110% in the case of a person who is a Ten-Percent Stockholder on the date of grant of such Option) of the Fair Market Value of a share of Common Stock on the Grant Date.

(iv)    Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution or conversion.

(c)    Vesting Period and Exercise Dates. Options granted under this Plan shall vest, be exercisable, or both, at such times and in such installments during the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued service, the passage of time, or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option. Notwithstanding the foregoing, during any California Qualification Period, an Option awarded to anyone other than an Officer, Director, or Consultant of the Company shall vest at a rate of at least 20% per year.

(d)    Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. The consideration, determined by the Administrator (or pursuant to authority expressly delegated by the Board, a Committee, or other person), and in the form and amount required by applicable law, shall be actually received before issuing any Shares pursuant to the Plan; which consideration shall have a value, as determined by the Board, not less than the par value of such Shares. Acceptable forms of consideration may include:

(i)    cash;

(ii)    check or wire transfer;

(iii)    subject to any conditions or limitations established by the Administrator, other Shares that have a Fair Market Value on the date of surrender or attestation that does not exceed the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv)    consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator to the extent that this procedure would not violate Section 402 of the Sarbanes-Oxley Act of 2002, as amended;

(v)    cashless exercise, subject to any conditions or limitations established by the Administrator;

(vi)    such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

(vii)    any combination of the foregoing methods of payment.

9.    Incentive Stock Option Limitations.

(a)    Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Related Corporations may be granted Incentive Stock Options.

(b)    $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Related Corporations) exceeds $100,000, then the portion of such Options that exceeds $100,000 shall be treated as Nonstatutory Stock Options. An Incentive Stock Option is considered to be first exercisable during a calendar year if the Incentive Stock Option will become exercisable at any time during the year, assuming that any condition on the Awardee’s ability to exercise the Incentive Stock Option related to the performance of services is satisfied. If the Awardee’s ability to exercise the Incentive Stock Option in the year is subject to an acceleration provision, then the Incentive Stock Option is considered first exercisable in the calendar year in which the acceleration provision is triggered. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. However, because an acceleration provision is not taken into account before its triggering, an Incentive Stock Option that becomes exercisable for the first time during a calendar year by operation of such provision does not affect the application of the $100,000 limitation with respect to any Incentive Stock Option (or portion thereof) exercised before such acceleration. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)    Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three months, unless the right to reemployment upon expiration of such leave is provided by statute or contract. If the period of leave exceeds three months and the Awardee’s right to reemployment is not provided by statute or contract, the Awardee’s employment with the Company shall be deemed to terminate on the first day immediately following such three-month period, and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three-month period starting on the date the employment relationship is deemed terminated.

(d)    Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. Notwithstanding the foregoing, the Administrator, in its sole discretion, may allow the Awardee to transfer his or her Incentive Stock Option to a trust where under Section 671 of the Code and other Applicable Law, the Awardee is considered the sole beneficial owner of the Option while it is held in the trust. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(e)    Exercise Price. The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(f)    Ten-Percent Stockholder. If any Incentive Stock Option is granted to a Ten-Percent Stockholder, then the Option term shall not exceed five years measured from the date of grant of such Option.

(g)    Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify as Incentive Stock Options, to the extent determined desirable by the Administrator, under the applicable provisions of Section 422 of the Code.

10.    Exercise of Option.

(a)    Procedure for Exercise; Rights as a Stockholder.

(i)    Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.

(ii)    An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes.

(iii)    Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

(iv)    The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option is exercised. An Option may not be exercised for a fraction of a Share.

(b)    Effect of Termination of Service on Options.

(i)    Generally. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period as is specified in the Award Agreement to the extent that the Option is vested on the Termination Date (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Notwithstanding the foregoing, upon a Participant’s Termination of Service during any California Qualification Period, other than due to death, Disability, or cause, the Participant may exercise his or her Option (A) at any time on or before the date determined by the Administrator, which date shall be at least 30 days after the Participant’s Termination Date (but in no event later than the expiration of the term of such Option); and (B) only to the extent that the Participant was entitled to exercise such Option on the Termination Date. In the absence of a specified time in the Award Agreement, the vested portion of the Option will remain exercisable for three months following the Participant’s Termination Date. Unless otherwise provided by the Administrator, if on the Termination Date the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will automatically revert to the Plan. If after the Termination of Service the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will automatically terminate, and the Shares covered by such Option will revert to the Plan.

(ii)    Disability of Awardee. Unless otherwise provided for by the Administrator, if a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period as is specified in the Award Agreement to the extent the Option is vested on the Termination Date (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Notwithstanding the foregoing, during any California Qualification Period, upon a Participant’s Termination of Service due to his or her Disability the Participant may exercise his or her Option (A) at any time on or before the date determined by the Administrator, which date shall be at least six months after the Termination Date (but in no event later than the expiration date of the term of his or her Option); and (B) only to the extent that the Participant was entitled to exercise such Option on the Termination Date. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following the Participant’s Termination Date. Unless otherwise provided by the Administrator, if at the time of Disability the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will automatically revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will automatically revert to the Plan.

(iii)    Death of Awardee. Unless otherwise provided for by the Administrator, if a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated before the Participant’s death in a form acceptable to the Administrator. Notwithstanding the foregoing, during any California Qualification Period, if the Participant dies before his or her Termination of Service, the Participant’s Option may be exercised by the Participant’s designated beneficiary (A) at any time on or before the date determined by the Administrator, which date shall be at least six months after the date of death (but in no event later than the expiration date of the term of his or her Option); and (B) only to the extent that the Participant was entitled to exercise the Option at the date of death. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person or persons to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

11.    Stock Awards.

(a)    Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number; (ii) the purchase price, if any, of the Shares, and the means of payment for the Shares; (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retained, or vested, as applicable; (iv) such terms and conditions on the grant, issuance, vesting, or forfeiture of the Shares, as applicable, as may be determined from time to time by the Administrator; (v) restrictions on the transferability of the Stock Award; and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

Notwithstanding the foregoing, during any California Qualification Period, the purchase price for restricted Shares shall be determined by the Administrator, but shall not be less than 85% (or 100% in the case of a person who is a Ten-Percent Stockholder on the date of grant of such restricted stock) of the Fair Market Value of a share of Common Stock on the date of grant of such restricted stock.

(b)    Restrictions and Performance Criteria. The grant, issuance, retention, and vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the Awardee. Notwithstanding the foregoing, during any California Qualification Period, restricted stock awarded to anyone other than an Officer, Director, or Consultant of the Company shall vest at a rate of at least 20% per year.

Notwithstanding anything to the contrary herein, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing.

(c)    Forfeiture. Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Service, the unvested Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Participant purchased any Shares pursuant to such Stock Award, the Company shall have a right to repurchase the unvested portion of such Shares at the original price paid by the Participant, provided that during any California Qualification Period, the Company must exercise such right to repurchase (i) for either cash or cancellation of purchase money indebtedness for such unvested Shares; and (ii) within 90 days of such Termination of Service.

(d)    Rights as a Stockholder. Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator, a Participant holding Stock Units shall be entitled to receive dividend payments as if he or she were an actual stockholder.

12.    Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a SAR may be granted to a Service Provider at any time and from time to time as determined by the Administrator in its sole discretion.

(a)    Number of SARs. The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.

(b)    Exercise Price and Other Terms. The per SAR exercise price shall be no less than 100% of the Fair Market Value per Share on the Grant Date. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the other terms and conditions of SARs granted under the Plan.

(c)    Exercise of SARs. SARs shall be exercisable on such terms and conditions as the Administrator, in its sole discretion, shall determine.

(d)    SAR Agreement. Each SAR grant shall be evidenced by a SAR Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(e)    Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the SAR Agreement. Notwithstanding the foregoing, the rules of Section 10(b) will also apply to SARs.

(f)    Payment of SAR Amount. Upon exercise of a SAR, the Participant shall be entitled to receive a payment from the Company in an amount equal to the difference between the Fair Market Value of a Share on the date of exercise over the exercise price of the SAR. This amount shall be paid in cash, Shares of equivalent value, or a combination of both, as the Administrator shall determine.

13.    Cash Awards. Each Cash Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established by the Administrator for a performance period.

(a)    Cash Award. Each Cash Award shall contain provisions regarding (i) the performance goal or goals and maximum amount payable to the Participant as a Cash Award; (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment; (iii) the period as to which performance shall be measured for establishing the amount of any payment; (iv) the timing of any payment earned by virtue of performance; (v) restrictions on the alienation or transfer of the Cash Award before actual payment; (vi) forfeiture provisions; and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may exceed the target amount payable.

(b)    Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance or personal performance evaluations or both. The Administrator may specify the percentage of the target Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Cash Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure established by the Administrator based on one or more Qualifying Performance Criteria selected by the Administrator and specified in writing.

(c)    Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)    Termination of Service. The Administrator shall have the discretion to determine the effect of a Termination of Service on any Cash Award due to (i) disability, (ii) retirement, (iii) death, (iv) participation in a voluntary severance program, or (v) participation in a work force restructuring.

14.    Other Provisions Applicable to Awards.

(a)    Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be bound by such terms upon acceptance of such transfer. Notwithstanding the foregoing, during any California Qualification Period, an Award may not be transferred in any manner other than by will, by the laws of descent and distribution, or as permitted by Rule 701 of the Securities Act of 1933, as amended, as the Administrator may determine.

(b)    Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a business unit, Affiliate, Related Corporations, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified in the Award by the Committee: (i) cash flow, (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (iii) earnings per share, (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average stockholders’ equity, (vii) total stockholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin, (xvi) return on operating revenue, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, (xxi) credit rating, (xxii) strategic plan development and implementation, (xxiii) improvement in workforce diversity, (xxiv) EBITDA, and (xxv) any other similar criteria.

(c)    Certification. Before payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d)    Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retained, or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e)    Section 409A. Notwithstanding anything in the Plan to the contrary, it is the Company’s intent that all Awards granted under this Plan comply with Section 409A of the Code, and each Award shall be interpreted in a manner consistent with that intention.

(f)    Financial Information. During any California Qualification Period, the Company shall at least annually provide financial statements to Participants as required by Section 260.140.46 of the California Code of Regulations.

15.    Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)    Changes in Capitalization.

(i)    The limitations set forth in Section 3, the number and kind of Shares covered by each outstanding Award, and the price per Share (but not the total price) subject to each outstanding Award shall be proportionally adjusted to prevent dilution or enlargement of rights under the Plan for any change in the outstanding Common Stock subject to the Plan, or subject to any Award, resulting from any stock splits, combination or exchange of Shares, consolidation, spin-off or recapitalization of Shares or any capital adjustment or transaction similar to the foregoing or any distribution to holders of Common Stock other than regular cash dividends.

(ii)    The Administrator shall make such adjustment in such manner as it deems equitable and appropriate, subject to compliance with Applicable Laws. Any determination, substitution or adjustment made by the Administrator under this Section shall be conclusive and binding on all persons. The conversion of any convertible securities of the Company shall not be treated as a transaction requiring any adjustment under this Section. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable before the effective date of such proposed transaction. The Administrator in its discretion may provide for an Option to be fully vested and exercisable until ten days before such proposed transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse before the proposed transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately before the consummation of such proposed transaction.

(c)    Change in Control. If there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee, or board of directors of any surviving entity or acquiring entity may, in its discretion, (i) provide for the assumption, continuation or substitution (including an award to acquire substantially the same type of consideration paid to the stockholders in the transaction in which the Change in Control occurs) of, or adjustment to, all or any part of the Awards; (ii) accelerate the vesting of all or any part of the Options and SARs and terminate any restrictions on all or any part of the Stock Awards or Cash Awards; (iii) provide for the cancellation of all or any part of the Awards for a cash payment to the Participants; and (iv) provide for the cancellation of all or any part of the Awards as of the closing of the Change in Control; provided, that the Participants are notified that they must exercise or redeem their Awards (including, at the discretion of the Board or Committee, any unvested portion of such Award) at or before the closing of the Change in Control.

16.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator may amend, alter, or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law.

(b)    Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially impair the rights of any Award, unless agreed otherwise between the Participant and the Administrator. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan before the date of such termination.

(c)    Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.    Designation of Beneficiary.

(a)    An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b)    The Awardee may change such designation of beneficiary at any time by written notice. If an Awardee dies and no beneficiary is validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

18.    No Right to Awards or to Service. No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the service of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Service Provider or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.    Preemptive Rights. No Shares will be issued under the Plan in violation of any preemptive rights held by any stockholder of the Company.

20.    Legal Compliance. No Share will be issued pursuant to an Award under the Plan unless the issuance and delivery of such Share, as well as the exercise of such Award, if applicable, will comply with Applicable Laws. Issuance of Shares under the Plan shall be subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding anything in the Plan to the contrary, the Plan is intended to comply with the requirements of Section 409A of the Code and shall be interpreted in a manner consistent with that intention.

21.    Inability to Obtain Authority. To the extent the Company is unable to or the Administrator deems that it is not feasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23.    Notice. Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

24.    Governing Law; Interpretation of Plan and Awards.

(a)    This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Nevada.

(b)    If any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid, and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid, or unenforceable provision.

(c)    The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)    The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors, and assigns.

(e)    All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. If the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to waive explicitly any right to judicial review.

25.    Limitation on Liability. The Company and any Affiliate or Related Corporation that is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee, or any other persons as to:

(a)    The Non-Issuance of Shares. The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)    Tax Consequences. Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

26.    Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations that may be created by the Plan; no such obligation of the Company shall be deemed secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Plan, effective as of November 2, 2006.

OPEN ENERGY CORPORATION

By:	/s/ David Saltman
David Saltman
President and Chief Executive Officer

OPEN ENERGY CORPORATION
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT

Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Open Energy Corporation 2006 Equity Incentive Plan (the "Plan").

1.    NOTICE OF STOCK OPTION GRANT

You have been granted an option to purchase Common Stock, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Name of Optionee:
Total Number of Shares Granted:
Type of Option:	☐ Nonstatutory Stock Option ☐ Incentive Stock Option
Exercise Price per Share:	$
Grant Date:
Vesting Commencement Date:
Vesting Schedule:
This option may be exercised, in whole or in part, in accordance with the following schedule:
[___]% of the Shares subject to the option shall vest [__] months after the Vesting Commencement Date, and [__]% of the Shares subject to the option shall vest each [year/quarter/month] thereafter, subject to the optionee continuing to be a Service Provider on such dates.

Termination Period:
This option may be exercised for three months after the optionee's Termination Date, except that if the Optionee's Termination of Service is for Cause, this option shall terminate on the Termination Date. Upon the death or Disability of the optionee, this option may be exercised for 12 months after the optionee's Termination Date. Special termination periods are set forth in Sections 2.3(B), 2.9, and 2.10 below. In no event may this option be exercised later than the Term of Award/Expiration Date provided below.

Term of Award/Expiration Date:

2.    AGREEMENT

2.1    Grant of Option. The Administrator hereby grants to the optionee named in the Notice of Stock Option Grant attached as Part I of this Option Agreement (the "Optionee") an option (the "Option") to purchase the number of Shares, as set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the "Exercise Price"), subject to the terms and conditions of this Option Agreement and the Plan. This Option is intended to be a Nonstatutory Stock Option ("NSO") or an Incentive Stock Option ("ISO"), as provided in the Notice of Stock Option Grant.

2.2    Exercise of Option.

(A)    Vesting/Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set forth in Section 1 and the applicable provisions of this Option Agreement and the Plan. In no event will this Option become exercisable for additional Shares after a Termination of Service for any reason. Notwithstanding the foregoing, this Option becomes exercisable in full if the Company is subject to a Change in Control before the Optionee's Termination of Service, and within 12 months after the Change in Control the Optionee is subject to a Termination of Service resulting from: (i) the Optionee's involuntary discharge by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below), death or Disability; or (ii) the Optionee's resignation for Good Reason (defined below). This Option may also become exercisable in accordance with Section 2.11 below.

The term "Cause" shall mean (1) the Optionee's theft, dishonesty, or falsification of any documents or records of the Company or any Affiliate; (2) the Optionee's improper use or disclosure of confidential or proprietary information of the Company or any Affiliate that results or will result in material harm to the Company or any Affiliate; (3) any action by the Optionee which has a detrimental effect on the reputation or business of the Company or any Affiliate; (4) the Optionee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Optionee of any employment or service agreement between the Optionee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Optionee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee's ability to perform his or her duties with the Company or an Affiliate; or (7) violation of a material Company policy. The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Optionee's title, stature, authority, or responsibilities with the Company (or the Affiliate employing him or her); (B) a material reduction in the Optionee's base salary or annual bonus opportunity; or (C) receipt of notice that the Optionee's principal workplace will be relocated by more than 50 miles.

(B)    Method of Exercise. This Option is exercisable by delivering to the Administrator a fully executed "Exercise Notice" or by any other method approved by the Administrator. The Exercise Notice shall provide that the Optionee is electing to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Administrator. Payment of the full aggregate Exercise Price as to all Exercised Shares must accompany the Exercise Notice. This Option shall be deemed exercised upon receipt by the Administrator of such fully executed Exercise Notice accompanied by such aggregate Exercise Price. The Optionee is responsible for filing any reports of remittance or other foreign exchange filings required in order to pay the Exercise Price.

2.3    Limitation on Exercise.

(A)    The grant of this Option and the issuance of Shares upon exercise of this Option are subject to compliance with all Applicable Laws. This Option may not be exercised if the issuance of Shares upon exercise would constitute a violation of any Applicable Laws. In addition, this Option may not be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act") is in effect at the time of exercise of this Option with respect to the Shares; or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of this Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The Optionee is cautioned that unless the foregoing conditions are satisfied, the Optionee may not be able to exercise the Option when desired even though the Option is vested. As a further condition to the exercise of this Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Any Shares that are issued will be "restricted securities" as that term is defined in Rule 144 under the Securities Act, and will bear an appropriate restrictive legend, unless they are registered under the Securities Act. The Company is under no obligation to register the Shares issuable upon exercise of this Option.

(B)    Special Termination Period. If exercise of the Option on the last day of the termination period set forth in Section 1 is prevented by operation of paragraph (A) of this Section 2.3, then this Option shall remain exercisable until 14 days after the first date that paragraph (A) no longer operates to prevent exercise of the Option.

2.4    Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following methods; provided, however, the payment shall be in strict compliance with all procedures established by the Administrator:

(A)    cash;

(B)    check or wire transfer;

(C)    subject to any conditions or limitations established by the Administrator, other Shares that have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price;

(D)    consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator (Officers and Directors shall not be permitted to use this procedure if this procedure would violate Section 402 of the Sarbanes-Oxley Act of 2002, as amended);

(E)    subject to any conditions or limitations established by the Administrator, retention by the Company of so many of the Shares that would otherwise have been delivered upon exercise of the Option as have a Fair Market Value on the exercise date equal to the aggregate exercise price of all Shares as to which the Option is being exercised, provided that the Option is surrendered and cancelled as to such Shares; or

(F)    any combination of the foregoing methods of payment.

2.5    Leave of Absence. The Optionee shall not incur a Termination of Service when the Optionee goes on a bona fide leave of absence, if the leave was approved by the Company (or Affiliate employing him or her) in writing and if continued crediting of service is required by the terms of the leave or by applicable law. The Optionee shall incur a Termination of Service when the approved leave ends, however, unless the Optionee immediately returns to active work.

For purposes of ISOs, no leave of absence may exceed three months, unless the right to reemployment upon expiration of such leave is provided by statute or contract. If the right to reemployment is not so provided by statute or contract, the Optionee will be deemed to have incurred a Termination of Service on the first day immediately following such three-month period of leave for ISO purposes and this Option shall cease to be treated as an ISO and shall terminate upon the expiration of the three-month period that begins the date the employment relationship is deemed terminated.

2.6    Non-Transferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option Agreement and the Plan shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee. This Option may not be assigned, pledged, or hypothecated by the Optionee whether by operation of law or otherwise, and is not subject to execution, attachment, or similar process. Notwithstanding the foregoing, if this Option is designated as a Nonstatutory Stock Option, the Administrator may, in its sole discretion, allow the Optionee to transfer this Option as a gift to one or more family members. For purposes of this Option Agreement, "family member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), any individual sharing the Optionee's household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which the Optionee or one or more of these persons control the management of assets, and any entity in which the Optionee or one or more of these persons own more than 50% of the voting interest. Notwithstanding the foregoing, during any California Qualification Period, this Option may not be transferred in any manner other than by will, by the laws of descent and distribution, or, if it is designated as a Nonstatutory Stock Option, as permitted by Rule 701 of the Securities Act of 1933, as amended, as the Administrator may determine in its sole discretion.

2.7    Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with this Option Agreement and the Plan.

2.8    Tax Obligations.

(A)    Withholding Taxes. The Optionee shall make appropriate arrangements with the Administrator for the satisfaction of all applicable Federal, state, local, and foreign income taxes, employment tax, and any other taxes that are due as a result of the Option exercise. With the Administrator's consent, these arrangements may include withholding Shares that otherwise would be issued to the Optionee pursuant to the exercise of this Option. The Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(B)    Notice of Disqualifying Disposition of ISO Shares. If the Option is an ISO, and if the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the exercise of the ISO on or before the later of (i) the date two years after the Grant Date, or (ii) the date one year after the date of exercise, the Optionee shall immediately notify the Administrator in writing of such disposition. The Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

2.9    Special Termination Period if the Optionee Subject to Section 16(b). If a sale within the applicable termination period set forth in Section 1 of Shares acquired upon the exercise of this Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, this Option shall remain exercisable until the earliest to occur of (i) the tenth day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the 190th day after the Optionee's Termination of Service, or (iii) the Expiration Date.

2.10    Special Termination Period if the Optionee Subject to Blackout Period. The Company has established an Insider Trading Policy (as such policy may be amended from time to time, the "Policy") relative to trading while in possession of material, undisclosed information. The Policy prohibits officers, directors, employees, and consultants of the Company and its subsidiaries from trading in securities of the Company during certain "Blackout Periods" as described in the Policy. If the last day of the termination period set forth in Section 1 is during such a Blackout Period, then this Option shall remain exercisable until 14 days after the first date that there is no longer in effect a Blackout Period applicable to the Optionee.

2.11    Change in Control. Upon a Change in Control before the Optionee's Termination of Service, the Option will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, then immediately before and contingent on the consummation of the Change in Control, the Optionee will fully vest in and have the right to exercise the Option. In addition, if the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Optionee in writing or electronically that the Option will be fully vested and exercisable for a period determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period.

2.12    Restrictions on Resale. The Optionee shall not sell any Shares at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Optionee is a Service Provider and for such period after the Optionee's Termination of Service as the Administrator may specify.

2.13    Lock-Up Agreement. In connection with any underwritten public offering of Shares made by the Company pursuant to a registration statement filed under the Securities Act, the Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any Shares (including but not limited to Shares subject to this Option) or any rights to acquire Shares of the Company for such period beginning on the date of filing of such registration statement with the Securities and Exchange Commission and ending at the time as may be established by the underwriters for such public offering; provided, however, that such period shall end not later than 180 days from the effective date of such registration statement. The foregoing limitation shall not apply to shares registered for sale in such public offering.

2.14    Entire Agreement; Governing Law. This Option Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

2.15    No Guarantee of Continued Service. The vesting of the Option pursuant to the Vesting Schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired, being granted an Option, or purchasing Shares hereunder). This Option Agreement, the transactions contemplated hereunder, and the Vesting Schedule set forth herein constitute neither an express nor an implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Optionee's right or the Company's right to terminate Optionee's relationship as a Service Provider at any time, with or without Cause.

By the Optionee's signature and the signature of the Company's representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of this Option Agreement and the Plan. The Optionee has reviewed this Option Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Option Agreement and fully understands all provisions of this Option Agreement and the Plan. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to this Option Agreement and the Plan.

The Optionee further agrees that the Company may deliver all documents relating to the Plan or this Option (including prospectuses required by the Securities and Exchange Commission), and all other documents that the Company is required to deliver to its security holders or the Optionee (including annual reports, proxy statements and financial statements), either by e-mail or by e-mail notice of a Web site location where those documents have been posted. The Optionee may at any time (i) revoke this consent to e-mail delivery of those documents; (ii) update the e-mail address for delivery of those documents; (iii) obtain at no charge a paper copy of those documents, in each case by writing the Company at 514 Via De La Valle, Suite 200, Solana Beach, CA 92075. The Optionee may request an electronic copy of any of those documents by requesting a copy from oecinfo@openenergycorp.com. The Optionee understands that an e-mail account and appropriate hardware and software, including a computer or compatible cell phone and an Internet connection, will be required to access documents delivered by e-mail.

OPTIONEE: _________________________________ Signature _________________________________ Print Name _________________________________ Residence Address	OPEN ENERGY CORPORATION By:_________________________________ Its:_________________________________

OPEN ENERGY CORPORATION
2006 EQUITY INCENTIVE PLAN
STOCK AWARD AGREEMENT FOR RESTRICTED STOCK

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the Open Energy Corporation 2006 Equity Incentive Plan.

1.    NOTICE OF RESTRICTED STOCK GRANT

You have been granted restricted shares of Common Stock, subject to the terms and conditions of the Plan and this Stock Award Agreement, as follows:

Name of Awardee:
Total Number of Shares Granted:
Purchase Price per Share:	$
Fair Market Value per Share:	$
Grant Date:
Vesting Commencement Date:
Vesting Schedule:
[Subject to Section 2.8 below, the first [__]% of the Shares subject to this Stock Award Agreement shall vest on the Vesting Commencement Date, and [__]% of the Shares subject to this Stock Award Agreement shall vest each [month/quarter/year] thereafter, subject to the Awardee continuing to be a Service Provider on such dates. Vesting shall accelerate as provided in Section 2.3 below.]

2.    AGREEMENT

2.1    Grant of Restricted Stock. Pursuant to the terms and conditions set forth in this Stock Award Agreement (including Section 1 above) and the Plan, the Administrator hereby grants to the Awardee named in Section 1, on the Grant Date set forth in Section 1, the number of Shares set forth in Section 1. The granted Shares may be subject to a purchase price, as set forth in Section 1.

2.2    Purchase of Restricted Stock. If the granted Shares are subject to a purchase price, as set forth in Section 1 above, the Awardee shall have the right to purchase such Shares at the specified purchase price in accordance with such procedures as may be established by the Administrator from time to time. During any California Qualification Period, the Awardee may not transfer the right to purchase Shares under this Award other than by will, by the laws of descent and distribution, or as permitted by Rule 701 of the Securities Act of 1933, as amended, as the Administrator may determine.

2.3    Vesting. The Awardee shall vest in the granted Shares in accordance with the vesting schedule provided for in Section 1 above; provided, however, that the Awardee shall cease vesting in the granted Shares upon the Awardee's Termination of Service. [Notwithstanding the foregoing, the Awardee shall vest in all granted Shares if the Company is subject to a Change in Control before the Awardee's Termination of Service, and the Awardee is subject to a Termination of Service resulting from: (i) the Awardee's involuntary discharge by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below), death or Disability; or (ii) the Awardee's resignation for Good Reason (defined below) in anticipation of or within 24 months after the Change in Control.]

[The term "Cause" shall mean (1) the Awardee's theft, dishonesty, or falsification of any documents or records of the Company or any Affiliate; (2) the Awardee's improper use or disclosure of confidential or proprietary information of the Company or any Affiliate that results or will result in material harm to the Company or any Affiliate; (3) any action by the Awardee which has a detrimental effect on the reputation or business of the Company or any Affiliate; (4) the Awardee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Awardee of any employment or service agreement between the Awardee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Awardee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Awardee's ability to perform his or her duties with the Company or an Affiliate; or (7) violation of a material Company policy. The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Awardee's title, stature, authority, or responsibilities with the Company (or the Affiliate employing him or her); (B) a material reduction in the Awardee's base salary or annual bonus opportunity; or (C) receipt of notice that the Awardee's principal workplace will be relocated by more than 50 miles.]

2.4    Risk of Forfeiture.

(A)    General Rule. The granted Shares shall initially be subject to a risk of forfeiture. The Shares subject to a risk of forfeiture shall be referred to herein as "Restricted Shares." The Awardee may not transfer, assign, encumber, or otherwise dispose of any Restricted Shares other than in accordance with this Stock Award Agreement and the Plan. If the Awardee transfers any Restricted Shares in accordance with this Stock Award Agreement and the Plan, then this Section shall apply to the transferee to the same extent as to the transferor.

(B)    Lapse of Risk of Forfeiture. The risk of forfeiture shall lapse as the Awardee vests in the granted Shares in accordance with the vesting schedule set forth in Section 1 above.

(C)    Forfeiture of Granted Shares. The Restricted Shares shall automatically be forfeited and immediately returned to the Company upon the Awardee's Termination of Service; provided that if any Restricted Shares were purchased by the Awardee, then upon the Awardee's Termination of Service, the Company shall have the right to repurchase such Restricted Shares at the original price paid by the Awardee at any time during the 90-day period following the date of the Awardee's Termination of Service, provided that during any California Qualification Period, the Company must exercise such right to repurchase for either cash or cancellation of purchase money indebtedness for such unvested Shares. The certificates evidencing the Restricted Shares shall have stamped on them a special legend referring to the Company's right of repurchase.

(D)    Additional Shares or Substituted Securities. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification of the Common Stock or any other increase or decrease in the number of issued and outstanding Shares effected without receipt of consideration by the Company, any new, substituted, or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Restricted Shares or into which such Restricted Shares thereby become convertible shall immediately be subject to a risk of forfeiture as provided herein.

(E)    Escrow. At the discretion of the Administrator, the certificates representing the granted Shares may, upon issuance, be deposited in escrow with the Company to be held in accordance with the provisions of this Stock Award Agreement. If the granted Shares are held in escrow, as provided in this subsection, any new, substituted or additional securities or other property described in Section 2.4(D) above shall immediately be delivered to the Company to be held in escrow, but only to the extent the granted Shares are at the time Restricted Shares. All regular cash dividends on Restricted Shares (or other securities) at the time held in escrow shall be paid directly to the Awardee and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for cancellation upon forfeiture thereof; or (ii) released to the Awardee upon request, but only to the extent that the granted Shares are no longer Restricted Shares.

2.5    Leave of Absence. The Awardee shall not incur a Termination of Service when the Awardee goes on any bona fide leave of absence, if the leave was approved by the Company (or Affiliate employing him or her) in writing and if continued crediting of service is required by the terms of the leave or by applicable law. The Awardee shall incur a Termination of Service when the approved leave ends, however, unless the Awardee immediately returns to active work.

2.6    Rights as a Stockholder. The Awardee shall have the rights of a stockholder of the Company, including the right to vote the granted Shares.

2.7    Regulatory Compliance. The issuance of Common Stock pursuant to this Stock Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

2.8    Vesting if Sale Prohibited by Insider Trading Policy. The Company has established an Insider Trading Policy (as such policy may be amended from time to time, the "Policy") relative to trading while in possession of material, undisclosed information. The Policy prohibits officers, directors, employees, and consultants of the Company and its subsidiaries from trading in securities of the Company during certain "Blackout Periods" as described in the Policy. If a scheduled vesting date for Shares falls on a day during such a Blackout Period, then the Shares that would otherwise have vested on such date shall not vest on such date, but shall instead vest, provided the Awardee remains a Service Provider, on the second business day after the last day of the Blackout Period applicable to the Shares.

2.9    Withholding Tax. The Company's obligation to deliver the granted Shares or to remove any restrictive legends upon vesting of such Shares under the Plan shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee's salary) in cash. At the Administrator's discretion, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

2.10    Certain Federal Income Tax Issues.

(A)    Subject to provisions discussed in subsection (B) below, under Section 83 of the Code, the Awardee will recognize ordinary income upon transfer of the Shares to the Awardee, measured as the difference between the fair market value of the granted Shares on the date of transfer and the amount paid for the granted Shares, if any. The capital gain holding period will begin on the date of transfer.

(B)    To the extent that the granted Shares are subject to a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) on the Grant Date, the Awardee will not recognize ordinary income until the granted Shares are no longer subject to a substantial risk of forfeiture (i.e., as the Shares vest). The Awardee's ordinary income is measured as the difference between the amount paid for the granted Shares, if any, and the fair market value of the granted Shares when such Shares are no longer subject to a substantial risk of forfeiture. The capital gain holding period for Shares subject to a substantial risk of forfeiture begins on the date when such Shares are no longer subject to a substantial risk of forfeiture.

(C)    If the Shares are subject to a substantial risk of forfeiture, the Awardee may nonetheless accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Code (the "83(b) Election"). If the Awardee makes an 83(b) Election, the excess of (i) the fair market value of the granted Shares on the Grant Date over (ii) the purchase price, if any, paid for the granted Shares will be included in the Awardee's ordinary income. If the granted Shares are later forfeited, however, the Awardee will not be entitled to a tax deduction or a refund of the tax already paid. If the Awardee makes the 83(b) Election, the Awardee will not recognize any additional income when the granted Shares vest and any appreciation in the value of the granted Shares after the election is not taxed as compensation but instead is taxed as capital gain when the granted Shares are sold.

(D)    The 83(b) Election must be filed with the Internal Revenue Service within 30 days after the Shares are transferred. If the Awardee is an employee or former employee, any ordinary income resulting from the election will be subject to applicable tax withholding requirements. The election is generally irrevocable and cannot be made after the 30-day period has expired. In the event that the Awardee makes an 83(b) Election, the Awardee (i) shall promptly provide the Company with a copy of the 83(b) Election, as filed with the Internal Revenue Service; and (ii) the Company may withhold from any payments due to the Awardee any applicable federal, state, or local taxes and such other deductions as are prescribed by law, or the Awardee will pay to the Company all such tax withholding amounts promptly upon request.

(E)    The foregoing is only a summary of the effect of U.S. federal income taxation upon the Awardee with respect to the grant of restricted shares under the Plan. It does not purport to be a complete discussion of the U.S. federal income tax consequences. It does not discuss the income tax laws of any state, municipality, or foreign country in which the Awardee's income or gain may be taxable. In any event, the Awardee is hereby advised to consult its own tax advisor as to the consequences of making an 83(b) Election. If the Awardee desires to make an 83(b) Election, then it is the Awardee's responsibility to timely make a valid election.

2.11    Plan. This Stock Award Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Stock Award Agreement.

2.12    Successors. This Stock Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.13    Restrictions on Resale. The Awardee agrees not to sell any Shares at a time when Applicable Laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period after the Awardee's Termination of Service as the Administrator may specify.

2.14    Lock-Up Agreement. In connection with any underwritten public offering of Shares made by the Company pursuant to a registration statement filed under the Securities Act, the Awardee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any Shares or any rights to acquire Shares of the Company for such period beginning on the date of filing of such registration statement with the Securities and Exchange Commission and ending at the time as may be established by the underwriters for such public offering; provided, however, that such period shall end not later than 180 days from the effective date of such registration statement. The foregoing limitation shall not apply to shares registered for sale in such public offering.

2.15    Entire Agreement; Governing Law. This Stock Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee's interest except by means of a writing signed by the Company and the Awardee. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

2.16    No Guarantee of Continued Service. The vesting of the Shares pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired, being granted shares, or purchasing Shares hereunder). This Stock Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Awardee's right or the Company's right to terminate Awardee's relationship as a Service Provider at any time, with or without Cause.

By the Awardee's signature and the signature of the Company's representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Stock Award Agreement and the Plan. The Awardee has reviewed this Stock Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Stock Award Agreement and fully understands all provisions of this Stock Award Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to this Stock Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE: _________________________________ Signature _________________________________ Printed Name _________________________________ Residence Address	OPEN ENERGY CORPORATION By:_________________________________ Its:_________________________________

OPEN ENERGY CORPORATION
2006 EQUITY INCENTIVE PLAN
STOCK AWARD AGREEMENT FOR STOCK UNITS

Unless otherwise defined herein, capitalized terms shall have the defined meaning set forth in the Open Energy Corporation 2006 Equity Incentive Plan.

1.    NOTICE OF STOCK UNIT GRANT

You have been granted Stock Units, subject to the terms and conditions of the Plan and this Stock Award Agreement, as follows:

Name of Awardee:
Total Number of Stock Units Granted:
Grant Date:
Vesting Commencement Date:
Vesting Schedule:
The first [25%] of the Stock Units subject to this Stock Award Agreement shall vest [on the Vesting Commencement Date], and [25%] of the Stock Units subject to this Stock Award Agreement shall vest [each year thereafter], subject to the Awardee continuing to be a Service Provider on such dates.

2.    AGREEMENT

2.1    Grant of Stock Units. Pursuant to the terms and conditions set forth in this Stock Award Agreement (including Section 1 above) and the Plan, the Administrator hereby grants to the Awardee named in Section 1, on the Grant Date set forth in Section 1, the number of Stock Units set forth in Section 1.

2.2    Purchase of Stock Units. No payment of cash is required for the Stock Units.

2.3    Vesting/Delivery of Shares.

General. The Awardee shall vest in the granted Stock Units in accordance with the vesting schedule set forth in Section 1 above; provided, however, that the Awardee shall cease vesting in the granted Stock Units upon the Awardee's Termination of Service. [Notwithstanding the foregoing, the Awardee shall vest in all granted Stock Units if the Company is subject to a Change in Control before the Awardee's Termination of Service, and the Awardee is subject to a Termination of Service resulting from: (i) the Awardee's involuntary discharge by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below), death or Disability; or (ii) the Awardee's resignation for Good Reason (defined below) in anticipation of or within 24 months after the Change in Control.] Within [60] days following the date on which the Awardee vests in a Stock Unit, the Company shall deliver to the Awardee one Share for each Stock Unit in which the Awardee becomes vested and such Stock Unit shall terminate.

[The term "Cause" shall mean (1) the Awardee's theft, dishonesty, or falsification of any documents or records of the Company or any Affiliate; (2) the Awardee's improper use or disclosure of confidential or proprietary information of the Company or any Affiliate that results or will result in material harm to the Company or any Affiliate; (3) any action by the Awardee which has a detrimental effect on the reputation or business of the Company or any Affiliate; (4) the Awardee's failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by the Awardee of any employment or service agreement between the Awardee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; (6) the Awardee's conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Awardee's ability to perform his or her duties with the Company or an Affiliate; or (7) violation of a material Company policy. The term "Good Reason" shall mean, as determined by the Administrator, (A) a material adverse change in the Awardee's title, stature, authority, or responsibilities with the Company (or the Affiliate employing him or her); (B) a material reduction in the Awardee's base salary or annual bonus opportunity; or (C) receipt of notice that the Awardee's principal workplace will be relocated by more than 50 miles.]

2.4    Forfeiture of Stock Units. The unvested Stock Units shall automatically be forfeited upon the Awardee's Termination of Service.

2.5    No Interest in Company Assets. The Awardee shall have no interest in any fund or specific asset of the Company by reason of the Stock Units.

2.6    No Rights as a Stockholder Before Delivery. The Awardee shall not have any right, title, or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Stock Units.

2.7    Regulatory Compliance. The issuance of Common Stock pursuant to this Stock Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

2.8    Withholding Tax. The Company's obligation to deliver any Shares upon vesting of Stock Units shall be subject to the satisfaction of all applicable federal, state, local, and foreign income and employment tax withholding requirements. The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee's salary) in cash. At the Administrator's discretion, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

2.9    Plan. This Stock Award Agreement is subject to all provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee. The Awardee shall accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Stock Award Agreement.

2.10    Successors. This Stock Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

2.11    Restrictions on Transfer. The Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the person entitled to such benefits. Any assignment in violation of this Section 2.11 shall be void.

2.12    Restrictions on Resale. The Awardee agrees not to sell any Shares that have been issued pursuant to the vested Stock Units at a time when Applicable Laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale. This restriction shall apply as long as the Awardee is a Service Provider and for such period after the Awardee's Termination of Service as the Administrator may specify.

2.13    Section 409A. Notwithstanding anything herein or in the Plan to the contrary, this Stock Award Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted in a manner consistent with that intention.

2.14    Entire Agreement; Governing Law. This Stock Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee's interest except by means of a writing signed by the Company and the Awardee. This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

2.15    No Guarantee of Continued Service. The vesting of the Stock Units pursuant to the vesting schedule hereof is earned only by continuing as a Service Provider at the will of the Company (and not through the act of being hired or being granted Stock Units). This Stock Award Agreement, the transactions contemplated hereunder, and the vesting schedule set forth herein constitute neither an express nor implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with Awardee's right or the Company's right to terminate Awardee's relationship as a Service Provider at any time, with or without Cause.

By the Awardee's signature and the signature of the Company's representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Stock Award Agreement and the Plan. The Awardee has reviewed this Stock Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel before executing this Stock Award Agreement and fully understands all provisions of this Stock Award Agreement and the Plan. The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Stock Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE: ________________________________ Signature ________________________________ Printed Name ________________________________ Residence Address	OPEN ENERGY CORPORATION By:________________________________ Its:________________________________